CASH TRANSACTIONS

                            CANADIAN GENERAL CAPITAL

3/31/96   Receipt of Interest on Canadian General Insurance          $861,883.12
          Group Limited 9.125% Subordinated Debentures due March
          31, 2026


3/31/96   Funds disbursed to Holders of Canadian General Trust       $861,883.12
          Originated Preferred Securities and Common Stock


Dated:     August 1, 1996


                                         IBJ SCHRODER BANK & TRUST COMPANY
                                           as Administrative Trustee


                                         By: /s/ Max Vollmar
                                         -------------------
                                         Max Vollmar
                                         Vice President